Exhibit 10.15

BANCSHARES OF FLORIDA, INC.

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into by and between Bancshares of Florida, Inc. (“Employer”) and Robert Pelaez (“Employee”).

WHEREAS, in recognition of Employee’s prior and continuing contribution to Employer and its subsidiaries, Employer wishes to protect Employee’s position therewith in the manner provided in the Agreement in the event of a Change in Control of the Employer;

NOW, THEREFORE, in consideration of Employee’s management position, contribution and responsibilities, Employer hereby agrees to provide Employee with certain severance benefits as specifically provided herein.

SECTION 1 – DEFINITIONS

(a) “Change in Control” means an event that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or any successor disclosure item; provided that, without limitation, such a Change in Control (as set forth in 12 U.S.C. Section 1841 (a)(2) of the Bank Holding Company Act of 1956, as amended) shall be deemed to have occurred if any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any person who on the date hereof is a director or officer of Employer: (i) directly or indirectly, or acting in concert through one or more other persons, owns, controls, or has power to vote 25% or more of any class of the then outstanding voting securities of Employer; or (ii) controls in any manner the election of the directors of Employer. For purposes of this Agreement, a “Change in Control” shall be deemed not to have occurred in connection with a reorganization, consolidation, or merger of Employer whereby the stockholders of Employer, immediately before the consummation of the transaction, will own over 50% of the total combined voting power of all classes of stock entitled to vote of the surviving entity immediately after the transaction.

(b) Termination for “just cause” means termination because of Employee’s personal dishonesty, incompetence, insubordination, misconduct or conduct which negatively reflects upon the Employer, breach of fiduciary duty, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses), or final cease-and desist order. In determining “incompetence,” the acts or omissions shall be measured against standards generally prevailing in the banking industry. No act, or failure to act on Employee’s part, shall be considered “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of Employer; provided that any act or omission to act on Employee’s behalf in reliance upon advice or written opinion of Employer’s counsel shall not be deemed to be willful.

(c) “Protected Period” means the term of this Agreement and six months following termination hereof if Employee is employed by Employer at the time Employee first learns of a potential Change in Control, which is later consummated.

SECTION 2 – TERM OF AGREEMENT

This Agreement shall remain in effect for two years commencing on November 30, 2006, and terminating on October 1, 2008, unless extended or terminated in accordance with the terms and conditions set forth in Section 8 herein.

SECTION 3 – PAYMENTS TO EMPLOYEE UPON CHANGE IN CONTROL

Following a Change in Control and within the Protected Period, if either (i) Employer terminates Employee’s employment without “just cause;” or (ii) Employee terminates his own employment because Employee has not been offered employment at a comparable salary and position, Employee shall be entitled to receive the termination benefits described in Section 4 hereof.

SECTION 4 – TERMINATION BENEFITS

(a) Upon a termination described in Section 3, Employer or its successor(s) shall pay Employee, or in the event of Employee’s subsequent death, his estate, as severance pay, a sum equal to two-and-one-half years of his “highest annual base salary.” For purposes of this Agreement, Employee’s “highest annual base salary” shall mean the Employee’s highest base salary during the three years immediately preceding Employee’s termination. Such payment shall be made in one lump sum payment within ten business days of such a termination of employment.

(b) Upon a termination described in Section 3, Employer or its successor(s) shall continue to provide life, health, and disability coverage (“Coverage”) comparable to the coverage maintained by Employer for Employee prior to his severance. Such Coverage shall cease upon the earlier of Employee obtaining new employment and receiving Coverage through another employer, which provides comparable coverage, or six months from the date of Employee’s termination.

SECTION 5 – SUSPENSION OF OBLIGATIONS

(a) If Employee is suspended from office and/or temporarily prohibited from participating in the conduct of Employer’s affairs pursuant to an action brought by the Florida Office of Financial Regulation, Office of the Comptroller of the Currency, Office of Thrift Supervision, or the Federal Deposit Insurance Corporation (any referred to herein as a “Regulatory Agency”), Employer’s obligations under this Agreement shall be suspended as of the date of such action. The obligations of this Agreement shall be reinstated if the charges of the Regulatory Agency are subsequently dismissed, or if the Employee is otherwise determined to be not guilty of such charges.

(b) If Employee is removed from office and/or permanently prohibited from participating in the conduct or affairs of Employer by a final order resulting from an action brought by a Regulatory Agency, all obligations of Employer under this Agreement shall terminate as of the effective date of such order.

SECTION 6 – NOTICE OF TERMINATION

Any purported termination by Employer or by Employee shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

SECTION 7 – AGREEMENT NOT TO COMPETE

(a) In consideration of the benefits and protections provided under this Agreement, Employee agrees that while currently employed by the Employer and for a period of six months following the termination of Employee’s employment for any reason other than that contemplated by Section 3, Employee shall not become employed, directly or indirectly, whether as an employee, independent contractor, consultant, or otherwise, with any federally-insured financial institution, financial holding company, bank holding company, or other financial services provider located in Broward, Collier, Hillsborough, Lee, Miami-Dade, or Palm Beach Counties, Florida that offers similar products or services as those offered by the Employer, or with any person or entity whose intent it is to organize another such company or entity located in Broward, Collier, Hillsborough, Lee, Miami-Dade, or Palm Beach Counties, Florida.

(b) Employee hereby agrees that the duration of the anti-competitive covenant set forth herein is reasonable, and that its geographic scope is not unduly restrictive.

(c) The parties acknowledge and agree that money damages cannot fully compensate Employer in the event of Employee’s violation of the provisions of this Section 7. Thus, in the event of a breach of any of the provisions of this Section 7, Employee agrees that Employer, upon application to a court of competent jurisdiction, shall be entitled to an injunction restraining Employee from any further breach of the terms and provisions of this Section 7. Employee’s sole remedy, in the event of the wrongful entry of such injunction, shall be the dissolution of such injunction and any costs as provided for in Section 10 herein. Employee hereby waives any and all claims for damages by reason of the wrongful issuance of any such injunction.

SECTION 8 – MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except as agreed to in writing by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppels against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition in the future, or as to any act other than that specifically waived.

SECTION 9 – ARBITRATION

The parties agree that, except for the specific remedies for injunctive relief as contained in Section 7, any controversy or claim arising out of or relating to this Agreement or any breach hereof, including, without limitation, any claim that this Agreement or any portion hereof is invalid, illegal, or otherwise voidable, shall be submitted to binding arbitration before and in accordance with the rules of the American Arbitration Association and judgment upon the determination and/or award of such arbitrator(s) may be entered in any court having jurisdiction thereof. Provided, however, that this Section shall not be construed to permit the award of punitive damages to either party. The venue of any arbitration shall be in Collier County, Florida.

SECTION 10 – ATTORNEYS’ FEES

In the event of any proceeding occurring out of or involving this Agreement, the prevailing party shall be entitled to the recovery of reasonable attorneys’ fees, expenses, and costs, including fees and costs to enforce an award.

SECTION 11 – SEVERABILITY

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

SECTION 12 – HEADINGS FOR REFERENCE ONLY

The headings of the Sections herein are included solely for convenience of reference and shall not control the meaning or the interpretation of any of the provisions of this Agreement.

SECTION 13 – APPLICABLE LAW AND VENUE

This Agreement shall be governed in all respects and be interpreted by and under the laws of the State of Florida. Any litigation regarding this Agreement shall be brought in the appropriate court in Collier County, Florida.

SECTION 14 – SUCCESSORS

Employer shall require any successor to the business and/or assets of Employer in connection with a Change in Control to assume and agree to perform its obligations under this Agreement in writing.

SECTION 15 – NO CONTRACT OF EMPLOYMENT

This Agreement shall not, under any circumstances, be deemed to constitute an employment contract between Employer and Employee or to be in consideration of or an inducement for the continued employment of Employee. Nothing contained in this Agreement shall be deemed to give Employee the right to be retained in the service of Employer, or to interfere with the right of Employer to discharge Employee at any time.

SECTION 16 – LIMITATION OF RIGHTS

Neither this Agreement, nor any amendment hereof, nor the payment of any benefits hereunder shall be construed as giving Employee or any other person any legal or equitable right against Employer except as expressly provided herein.

IN WITNESS WHEREOF, Employer has duly executed this Agreement this      day of January, 2007.

EMPLOYEE	BANCSHARES OF FLORIDA, INC.

/s/ Roberto Pelaez	By:	/s/ Michael L. McMullan
Roberto Pelaez		Michael L. McMullan
President and Chief Executive Officer